Exhibit 99.1

BRINKER INTERNATIONAL PROMOTES AARON WHITE TO EVP, BRINKER CHIEF OPERATING OFFICER AND CHIEF PEOPLE OFFICER
White continues her legacy of impact with an expanded role to lead operations

DALLAS, May 12, 2025 – Brinker International, Inc. (NYSE: EAT) today announced the promotion of longtime Brinker leader Aaron White to Executive Vice President, Chief Operating Officer and Chief People Officer for the company's restaurant brands, Chili's® Grill & Bar and Maggiano's Little Italy®.
In this expanded role, she will oversee both Operations strategy and PeopleWorks across the RSC, Chili’s and Maggiano’s, with her leadership team focused on driving the Company’s next level of operational improvements to improve the Team Member and Guest experience.
White began her Brinker career 29 years ago as a Chili’s Server and Bartender and has most recently served as Executive Vice President and Chief People Officer. Aaron has a track record of significant results in her almost three decades in Operations and PeopleWorks roles. Prior to her role as Brinker CPO, she was Chili’s Co-Chief Operating Officer, supporting the brand’s eastern U.S. locations. Aaron’s teams have delivered huge results in the company’s turnaround through simplification, redesigning work processes to be more efficient, and reawakening the ChiliHead culture that has been a key to Chili’s success for the brand's 50 years.
“Aaron has earned deep respect across the organization for her ability to strategize, get things done, bring people together, and elevate our culture. She’s the kind of leader who both delivers results and does it in the right way that is both sustainable and culture-building,” said Brinker CEO and President Kevin Hochman. “As we look toward our future growth and continue our simplification journey in our restaurants, Aaron will lead her team with deep expertise to ensure our operators’ jobs are easier, more fun, and more rewarding, and the Guest experience remains top of mind.”
In April 2025, she was named to Nation’s Restaurant News Power List: Women in Foodservice for her significant role in shaping the company’s culture and driving organizational change.
White will continue reporting to Brinker CEO and President Kevin Hochman.
About Brinker International
Brinker International, Inc. is one of the world's leading casual dining restaurant companies and home of Chili's® Grill & Bar, and Maggiano's Little Italy.® Founded in 1975 in Dallas, Texas, we've ventured far from home, but stayed true to our roots. Brinker owns, operates or franchises more than 1,600 restaurants in the United States, 28 other countries and two U.S. territories. Our passion is making everyone feel special, and we hope you feel that passion each time you visit one of our restaurants or invite us into your home through takeout or delivery. Learn more about Brinker and its brands at brinker.com.